Pricing Supplement dated: June 17, 1997             Rule 424(b)(3)
(To Prospectus dated January 24, 1997 and           File No. 333-17003
Prospectus Supplement dated January 28, 1997)

                NATIONAL CONSUMER COOPERATIVE BANK
                        Medium-Term Notes
         Due from 9 Months to 30 Years from Date of Issue
                            Fixed Rate
_________________________________________________________________

Principal Amount:  $7,500,000    Interest Rate: 6.97% per annum

Underwriters Discount or Commission: $41,250  (.55%)
Stated Maturity Date:   June 20, 2003

Net Proceeds to Issuer: $7,458,750   (99.45%)
Original Issue Date: June 20, 1997
_________________________________________________________________
Interest Payment Dates:
    x January 15 and July 15 and at the Stated Maturity Date
      Other _________ and _________

Redemption:
    x   The Notes cannot be redeemed prior to the Stated
        Maturity Date.
        The Notes can be redeemed prior to the Stated Maturity
        Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
    x  The Notes cannot be repaid prior to the Stated Maturity
       Date.

       The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Option Repayment Dates:

Currency:
    Specified Currency:      U.S. Dollars
     (if other than U.S. dollars, see attached)
    Minimum Denominations:
     (applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:      Yes    x No
    Total Amount of OID:
    Yield to Maturity:
    Initial Period:

Agent:     Goldman, Sachs & Co.
         x Morgan Stanley & Co. Incorporated
           Other ________________


If as Principal:   (Morgan, Stanley & Co. Incorporated)
          x The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

             The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Other Provisions:

Pricing Supplement dated: June 17, 1997               Rule 424(b)(3)
(To Prospectus dated January 24, 1997 and             File No. 333-17003
Prospectus Supplement dated January 28, 1997)

                NATIONAL CONSUMER COOPERATIVE BANK
                        Medium-Term Notes
         Due from 9 Months to 30 Years from Date of Issue
                            Fixed Rate
_________________________________________________________________

Principal Amount:  $7,500,000
Interest Rate: 6.97% per annum

Underwriters Discount or Commission: $41,250  (.55%)
Stated Maturity Date:   June 20, 2003

Net Proceeds to Issuer: $7,458,750   (99.45%)
Original Issue Date: June 20, 1997
_________________________________________________________________
Interest Payment Dates:
    x January 15 and July 15 and at the Stated Maturity Date
      Other _________ and _________

Redemption:
    x   The Notes cannot be redeemed prior to the Stated
        Maturity Date.
        The Notes can be redeemed prior to the Stated Maturity
        Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
    x   The Notes cannot be repaid prior to the Stated Maturity
        Date.
        The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Option Repayment Dates:

Currency:
    Specified Currency:      U.S. Dollars
     (if other than U.S. dollars, see attached)
    Minimum Denominations:
     (applicable only if Specified Currency is other than U.S.
      dollars)

Original Issue Discount:      Yes   x No
    Total Amount of OID:
    Yield to Maturity:
    Initial Period:

Agent:   x Goldman, Sachs & Co.
           Morgan Stanley & Co. Incorporated
           Other ________________


If as Principal:   (Goldman, Sachs & Co.)
          x The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

             The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Other Provisions: